Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 18, 2015 relating to the financial statements and financial highlights which appear in the October 31, 2015 Annual Reports to Shareholders of John Hancock Financial Industries Fund, John Hancock Regional Bank Fund, and John Hancock Small Cap Equity Fund, each a series of John Hancock Investment Trust II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 25, 2016